Exhibit 21.1

BRS GROUP INC.

List of Subsidiaries

	Subsidiary	Jurisdiction of Incorporation or Organization

1.	BRS (Tianjin) Investment Management Co., Ltd.	People’s Republic of China

2.	Walker Resources Recycling Co., Ltd.	People’s Republic of China